GulfMark Offshore Announces Appointment of
 Vice President – I.T. and Vice President - Americas

February 26, 2009 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) announced today the appointment of two new officers that will strengthen its operational and infrastructure capabilities.  Bruce Streeter, President and CEO, said:  “We are very pleased to fill the following positions with these two exceptional individuals. They both possess the experience and management skill that we need to further develop their respective areas of responsibility.”

Mr. David Rosenwasser – Vice President - Americas

Mr. Rosenwasser will assume the lead role of our Americas operating segment. The Americas operating segment includes responsibility for the U.S. Gulf of Mexico, Trinidad, Mexico, and Brazil.  Mr. Rosenwasser has been with GulfMark since 2001, when he joined the company as Director of Business Development and more recently served as Area Manager of Brazil.  Previously, he was with the Energy Investment Banking Group of Lehman Brothers, Inc., serving as Analyst and then Associate since July 1997.  Prior to joining Lehman Brothers, Mr. Rosenwasser served as a federal law clerk to the Honorable George P. Kazen, then Chief Judge of the United States District Court, Southern District of Texas. He holds a J.D. from New York Law School and a B.B.A. in Business from Texas A&M University.

Mr. Lee Johnson – Vice President - I.T. & Chief Information Officer

Mr. Johnson has over twenty-five years experience in applying technical solutions and leading information technology organizations.  Previously, Mr. Johnson was with Tatum LLC as a partner and practice leader for Houston’s technology organization.  He also has held CIO leadership positions at eCommlink, Evercom Systems and Nortel Networks. Mr. Johnson has a B.S. degree from the Pennsylvania State University and attended the Executive Masters Program in Computer Science and Software Engineering at Southern Methodist University.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of 95 offshore support vessels serving every major offshore energy market throughout the world.

Contact:
James (Jay) Harkness, Vice President of Investor Relations and Treasurer
E-mail:  Jay.Harkness@GulfMark.com
(713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail:  Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC. Consequently, forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.